Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the financial statements of Amarin Corporation plc and the effectiveness of Amarin Corporation plc’s internal control over financial reporting dated March 16, 2011 (which reports (1) express an unqualified opinion on the consolidated financial statements and (2) express an adverse opinion on the effectiveness of internal control over financial reporting because of a material weakness) appearing in the Annual Report on Form 10-K of Amarin Corporation plc for the year ended December 31, 2010.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

September 16, 2011